Exhibit 99.30

THIS PRESS RELEASE AND ANY INFORMATION CONTAINED HEREIN MAY NOT BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION WHERE SUCH PUBLICATION OR DISTRIBUTION WOULD BE PROHIBITED BY APPLICABLE LAW

PRESS RELEASE

MEDIASET’S SHAREHOLDERS’ MEETING APPROVES THE CROSS-BORDER MERGER TO CREATE THE HOLDING COMPANY “MFE - MEDIAFOREUROPE N.V.”

Today, the extraordinary shareholders’ meeting of Mediaset S.p.A. (Mediaset) approved the cross-border merger by absorption of Mediaset and Mediaset España Comunicación, S.A. (Mediaset España) with and into Mediaset Investment N.V., a Dutch wholly-owned direct subsidiary of Mediaset, which will be renamed “MFE - MEDIAFOREUROPE N.V.” (MFE - MEDIAFOREUROPE or MFE) and will become the new holding company of the Mediaset Group (the Merger).

The general meeting of shareholders of Mediaset España called to approve the transaction is held today.

As a result of the Merger, the completion of which is subject to the satisfaction of certain conditions precedent as provided by the common cross-border merger plan, all the Mediaset and Mediaset España shares will be cancelled and the shareholders of Mediaset and Mediaset España will receive MFE ordinary shares. In particular, Mediaset shareholders will receive one MFE ordinary share per each Mediaset share owned. MFE will also adopt a special voting mechanism to reward long-term ownership of MFE ordinary shares.

For further information on the Merger, including the right of withdrawal of shareholders who do not participate in the adoption of the resolution on the Merger, press releases as well as all documents relating to the Merger, including the common cross-border merger plan, the explanatory report of the board of directors and the terms and conditions for the special voting shares are available on the Mediaset website (www.mediaset.it). Further information concerning the exercise of the right of withdrawal will be provided in accordance with the applicable laws and regulations.

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It should be noted that the summary report of the votes cast and the minutes of the extraordinary shareholders’ meeting of Mediaset will be made available to the public in accordance with the applicable laws and regulations.

Cologno Monzese, 4 September 2019

Department of Communications & Corporate Image

Tel.   +39 0225149301

Fax   +39 0225149271

e-mail: direzionecomunicazione@mediaset.it

www.mediaset.it/corporate/

Investor Relations Department

Tel.  +39 0225147008

Fax  +39 0225148535

e-mail: investor.relations@mediaset.it

http://www.mediaset.it/investor

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IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This press release is for informational purposes only and is not intended to and does not constitute an offer or invitation to exchange or sell or solicitation of an offer to subscribe for or buy, or an invitation to exchange, purchase or subscribe for, any securities, any part of the business or assets described herein, or any other interests or the solicitation of any vote or approval in any jurisdiction in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This press release should not be construed in any manner as a recommendation to any reader of this press release. No offer of securities shall be made. This press release is not a prospectus, product disclosure statement or other offering document for the purposes of the Regulation (EU) 2017/1129 of the European Parliament and the Council of 14 June 2017.

This press release does not represent an offer to the public in Italy, pursuant to Section 1, letter (t) of Legislative Decree no. 58 of February 24, 1998, as amended and supplemented, nor in Spain, pursuant to article 35.1 of the restated text of the Securities Market Act approved by Royal Legislative Decree 4/2015, dated 23 October. The release, publication or distribution of this press release in certain jurisdictions may be restricted by law, and therefore persons in such jurisdictions into which this press release is released, published or distributed should inform themselves about and observe such restrictions.

Nothing in this press release constitutes an offer of securities for sale in the United States within the meaning of the Securities Act or in any other jurisdiction where it is unlawful to do so, or a solicitation of votes for the general meeting of shareholders described herein. The securities referred to in this press release have not been, and will not be, registered under the Securities Act or the securities laws of any state in the United States, and any representation to the contrary is a violation of law. The securities referred to in this press release may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons, both as defined in Regulation S under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state or local securities laws.

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US investors disclaimer

The transaction is made for the securities of a foreign company.  The transaction is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the documents, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the transaction, such as in open market or privately negotiated purchases.